Exhibit 21.1

Subsidiaries of Investors Financial Services Corp.
as of December 31, 2006

IBT Trust Company (Canada)
IBT Trust Company (Cayman), Ltd.
IBT Vermont Insurance Co.
Investors Bank & Trust Company
Investors Boston Securities Corp.
Investors California, LLC
Investors Capital Services, LLC
Investors Capital Trust I
Investors Copley Securities Corp.
Investors Exeter Securities Corp.
Investors Financial Services (Ireland) Limited
Investors Fund Services (Ireland) Limited
Investors Holding Corp.
Investors Securities Corp.
Investors Securities Services, LLC
Investors Trust & Custodial Services (Ireland) Limited
Investors Trust Holdings
Investors Trust Holdings Limited
Investors Trust Limited
Investors Trust Nominees Limited
Investors Trust S.à.r.l
Investors International Corp.